PEBO - Peoples Bancorp Inc.
Peoples Bancorp Inc. Reports Third Quarter Results
Tuesday, October 23, 2018 11:00 AM ET

Officers:
Chuck Sulerzyski; President and CEO
John Rogers; EVP, Treasurer and CFO

Analysts:
Jeanie Dwinell; Sandler O'Neill and Partners
Michael Perito; Keefe, Bruyette & Woods
Kevin Reevey; D.A. Davidson & Co.
Daniel Cardenas; Raymond James & Associates

Presentation
Good morning, and welcome to Peoples Bancorp Inc.’s conference call. My name is Brian, and I will be your conference facilitator today. Today’s call will cover a discussion of the results of operations for the quarterly and nine-month periods ended September 30, 2018.
Please be advised that all lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press [insert instructions] on your telephone keypad and questions will be taken in the order they are received. If you would like to withdraw your question, press [insert instructions].
This call is also being recorded. If you object to the recording, please disconnect at this time.
Please be advised that the commentary in this call will contain projections or other forward-looking statements regarding Peoples’ future financial performance or future events. These statements are based on management’s current expectations.
The statements in this call which are not historical fact are forward-looking statements and involve a number of risks and uncertainties detailed in Peoples’ Securities and Exchange Commission filings.
These include, but are not limited to, the success, impact and timing of the implementation of Peoples’ business strategies, including the ability to integrate acquisitions, including any future acquisitions, which may be unsuccessful, more difficult, time-consuming or costly than expected; the success, impact and timing of the expansion of consumer lending activity; the competitive nature of the financial services industry; changes in the interest rate environment; slowing or reversal of the current U.S. economic expansion; uncertainty regarding the nature, timing, cost and effect of federal and/or state banking, insurance, and tax legislative or regulatory changes or actions; the effects of easing restrictions on participants in the financial services industry; changes in policy and other regulatory and legal developments accompanying the current presidential administration, including the Tax Cuts and Jobs Act, and uncertainty or speculation pending the enactment of such changes; uncertainties in Peoples’ preliminary review of, and additional analysis of the impact of the Tax Cuts and Jobs Act; and changes in economic conditions and/or activities.
Management believes the forward-looking statements made during this call are based on reasonable assumptions within the bounds of their knowledge of Peoples’ business and operations. However, it is possible actual results may differ materially from these forward-looking statements.
Peoples disclaims any responsibility to update these forward-looking statements after this call, except as may be required by applicable legal requirements.

Peoples’ 3rd quarter 2018 earnings release was issued this morning and is available at peoplesbancorp.com under the “Investor Relations” tab.
A reconciliation of the non-GAAP financial measures discussed during this call to the most directly comparable GAAP financial measures is included at the end of the earnings release.
This call will include about 20-25 minutes of prepared commentary, followed by a question and answer period, which I will facilitate. An archived webcast of this call will be available on peoplesbancorp.com in the “Investor Relations” section for one year.
Participants in today’s call will be Chuck Sulerzyski, President and Chief Executive Officer, and John Rogers, Chief Financial Officer and Treasurer, and each will be available for questions following opening statements. Mr. Sulerzyski, you may begin your conference.
Mr. Chuck Sulerzyski: Thank you, Brian. Good morning. Thank you for joining us for a review of our 3rd quarter and year-to-date results.
This morning, we announced another record quarter of net income. We also increased our dividend rate to 30 cents per share. We continue to make progress on providing positive, reliable results for our shareholders.
During the third quarter, we were able to:

•	Generate the best quarterly earnings per diluted share in recent company history;

•	Receive the benefit of a full quarter's impact of our recent acquisition of ASB Financial Corp.;

•	Increase our quarterly commercial loan yields to over 5%;

•	Generate considerable growth in total non-interest income, excluding net gains and losses, compared to the linked quarter;

•	Control our expenses, which included an additional $675,000 of acquisition-related expenses and $176,000 of pension settlement charges during the third quarter;

•	Surpass $4 billion in total assets as of September 30, 2018;

•	Reduce our loan-to-deposit ratio to 89%;

•	Increase our tangible book value per share to $17.44;

•	Decrease our classified assets by $8 million, or 19% compared to September 30, 2017; and

•	Maintain a relatively low net charge-off rate.
Our third quarter results included net income of $12.7 million, or $0.65 per diluted share. In comparison, we reported net income of $7.9 million, or $0.41 per diluted share for the linked quarter, and $10.9 million, or $0.60 per diluted share, for the third quarter of 2017.
During the first nine months of 2018, our net income was $32.4 million, or $1.69 per diluted share, compared to $29.5 million, or $1.61 per diluted share in 2017.
During the third quarter, we recorded additional acquisition-related costs of $674,000, which reduced earnings per diluted share by 3 cents. We also recognized pension settlement charges of $176,000, which negatively impacted earnings per diluted share by 1 cent. For the first nine months of 2018, acquisition-related costs reduced earnings per diluted share by 28 cents.
The addition of ASB has benefited earnings per diluted share, adding 4 cents per share during the third quarter of 2018.

Since our acquisition of ASB, we have worked hard to cultivate relationships within the additional footprint. Leveraging our acquisition of ASB, during the third quarter, we acquired two new middle market commercial and industrial relationships in the Portsmouth area in south-central Ohio, totaling $20 million in committed credit. We see other significant commercial banking opportunities in the ASB footprint. We will continue to target this portion of our market in an effort to gain more exposure and bring our brand of banking to the area.
Our organic loan growth during the third quarter slowed slightly compared to June 30, 2018, and was $33 million, or 5% annualized. We had strong organic growth in our commercial and industrial loan balances, which were up $42 million, or 8%, compared to June 30, 2018. Commercial real estate loan balances were impacted by a number of payoffs late in the quarter, resulting in the $30 million decline in balances since June 30, 2018. The payoffs are a normal occurrence within the commercial real estate lending business, as it typically has ebbs and flows. Consumer indirect loans experienced growth of $23 million, or 25% annualized, during the third quarter.
Our commercial loan portfolio continues to diversify, with commercial real estate loans comprising 35% of total loans at September 30, 2018, compared to 36% at June 30, 2018. As a result of the recent growth in our commercial and industrial loan balances, these loans represented 37% of our commercial loan portfolio at September 30, 2018, compared to 34% at June 30, 2018 and 32% five years ago.
Quarterly average loan balances grew $89 million, or 14% annualized, compared to the linked quarter. This growth was relatively evenly spread between commercial and consumer loan balances. Commercial loan average balances increased $41 million, while average consumer loans grew $49 million. On a year-to-date basis, average loan balances grew $296 million, or 13%, which included $161 million of commercial loan growth and $135 million of consumer loan growth.
Total non-interest expense declined 14% compared to the linked quarter, and increased 16% compared to the third quarter of 2017. During the third quarter, we incurred an additional $675,000 of acquisition-related expenses, and $176,000 related to pension settlement charges. The reduction in total non-interest expense compared to the linked quarter was largely due to the $5.4 million decline in acquisition-related expenses for the third quarter of 2018. Compared to the third quarter of 2017, the increase in total non-interest expense was mostly due to higher salaries and employee benefit costs, resulting from the ASB acquisition. Also contributing to the increase over the prior year was the additional costs of running the acquired ASB franchise.
For the first nine months of 2018, total non-interest expense grew 18%, and was driven by acquisition-related expenses of $6.9 million. We also experienced higher salaries and employee benefit costs, which were partially due to higher stock-based compensation expense, and higher incentive compensation due to increased sales volume and overall corporate performance.
For the third quarter of 2018, after adjusting for acquisition-related costs and pension settlement charges, we generated positive operating leverage compared to the linked quarter and the third quarter of 2017. Excluding one-time costs, we have enjoyed positive operating leverage in 12 of the last 14 quarters, when comparing year-over-year periods.
For the third quarter of 2018, our efficiency ratio improved to 62.6%, compared to 75% for the linked quarter and 60.7% for the third quarter of 2017. For the first nine months of 2018, the efficiency ratio was 66.5% compared to 62.2% for 2017. The lower acquisition-related costs were the key driver in the improvement in the efficiency ratio compared to the linked quarter, and the increase in the year-to-date ratio.
Excluding the acquisition-related expenses and pension settlement charges, our efficiency ratio was 60.8% for the third quarter of 2018, compared to 62.0% for the linked quarter and 60.7% for the third quarter of

2017. For the first nine months of 2018, the adjusted efficiency ratio was 61.4%, compared to 62.2% for the same period in 2017.
Asset quality was stable during the third quarter. Our nonperforming assets at September 30, 2018 were relatively flat compared to June 30, 2018, and declined 9% compared to September 30, 2017. Our nonperforming assets as a percent of total loans and OREO ratio was 0.67% at September 30, 2018 and June 30, 2018, compared to 0.86% at September 30, 2017.
Provision for loan losses increased to $1.3 million for the third quarter and was $4.5 million for the first nine months of 2018. The increase in provision has been driven by loan growth, which has been partially offset by improvements in asset quality metrics. Our quarterly net charge-off rate improved to 10 basis points, compared to 11 basis points for the linked quarter and 16 basis points for the third quarter of 2017.
Classified loans declined $7 million, or 12%, compared to June 30, 2018 and were up $8 million, or 19%, from September 30, 2017. The improvement in classified loans compared to June 30, 2018 was mostly due to a single commercial relationship that was upgraded during the quarter. Criticized loans decreased $2 million, or 2%, compared to June 30, 2018 and were up $22 million, or 23%, from September 30, 2017. The increase in criticized loans compared to September 30, 2017, was the result of loans acquired during the ASB acquisition.
Delinquency trends were relatively stable at September 30, 2018, as 98.9% of our portfolio was considered “current”, compared to 99.0% at June 30, 2018, and 98.8% at September 30, 2017.
I will now turn the call over to John to provide additional details around the other income statement and balance sheet categories.
Mr. John Rogers: Thanks Chuck.
Our net interest income continues to improve, and was up 2% compared to the linked quarter, and increased 14% compared to the third quarter of 2017. The improvement during the quarter was mostly due to loan growth, which was partially offset by higher deposit costs. Our net interest margin for the third quarter was 3.68%, compared to 3.74% for the linked quarter and 3.67% for the third quarter of 2017.
We had anticipated a slightly higher margin for the third quarter, but it was negatively impacted by the rise in deposit costs, while loan yields only rose slightly given the relatively flat LIBOR rates during the quarter. We also had a 3 basis point benefit to margin for the second quarter from the $248,000 of proceeds on an investment security for which we had previously recognized an other-than-temporary-impairment.
Compared to the third quarter of 2017, we have benefited from higher loan yields, which were partially offset by higher borrowing costs and the slight rise in deposit costs. For the third quarter of 2017, we had also recognized proceeds of $611,000 on the security for which we had previously recorded an other-than-temporary-impairment, which added 8 basis points to net interest margin during that period.
Net interest income has grown 13% during the first nine months of 2018, compared to the same period in 2017, while net interest margin was 3.69% and 3.61%, respectively. The increase in net interest income during 2018 has been primarily due to the ASB acquisition and organic loan growth. Our higher loan yields, which were partially offset by our controlled rise in deposit rates, and the increased borrowing costs, have driven the increase in net interest margin during 2018.
Accretion income from acquisitions, which is net of amortization expense, increased $89,000 compared to the linked quarter, and was down $204,000 compared to the third quarter of 2017. Accretion income from the acquired ASB loans was $238,000 for the third quarter but was minimal overall when including the amortization of the fair value adjustment to time deposits of $218,000. Accretion income declined $679,000 during the first nine months of 2018, compared to 2017.
Accretion income added 7 basis points to net interest margin for the third quarter of 2018, 6 basis points for the second quarter of 2018, and 10 basis points for the third quarter of 2017. For the first nine months of 2018, accretion income added 7 basis points to net interest margin, which was lower than the 10 basis points provided during the same period of 2017.
We have been pleased with our growth in total non-interest income, excluding net gains and losses. During the third quarter, this income grew 4% compared to the linked quarter and 14% compared to the third quarter of 2017. Most of the increase compared to the linked quarter was due to higher overdraft fees, which increased our deposit account service charges, as well as an increased demand for commercial loan swaps, resulting in higher fee income. Compared to the third quarter of 2017, mortgage banking income nearly doubled, mainly due to the mortgage origination operation acquired from ASB. In addition, we experienced growth in electronic banking income, swap fee income, trust and investment income, and service charges on deposit accounts. All of these categories experienced double-digit growth compared to last year, while swap fee income more than tripled.
Compared to the first nine months of 2017, total non-interest income, excluding net gains and losses, increased 9%. Contributing to the increase was higher mortgage banking income, with growth of 71%, followed by trust and investment income at 11%, electronic banking income at 10% and insurance income at 5%.
Our income tax expense for the third quarter was up nearly $2 million compared to the linked quarter, and was $2 million lower than the third quarter of 2017. The increase in income tax expense compared to the linked quarter was due to the higher pre-tax income, coupled with the valuation allowance that we released during the linked quarter. Compared to the third quarter of 2017, income tax expense declined due to the corporate income tax rate reduction as a result of the Tax Cuts and Jobs Act that was enacted in late 2017.
Moving on to the balance sheet.
Our investment portfolio at September 30, 2018 was essentially flat compared to June 30, 2018. It continued to represent 22% of total assets as of September 30, 2018, which was consistent with the percentage at June 30, 2018.
Our core deposits, which exclude $668 million of CDs, grew 2% compared to June 30, 2018 and 7% compared to September 30, 2017. A large portion of the growth compared to June 30, 2018 was due to an increase of $39 million in governmental deposit account balances, coupled with an increase of $32 million in non-interest-bearing deposits.
Total demand deposits comprised 38% of total deposits at September 30, 2018, compared to 39% at June 30, 2018 and 42% at September 30, 2017. Our period-end total deposits grew $92 million, or 3%, compared to June 30, 2018.
Our quarterly average total deposits were up 2% compared to the linked quarter and increased 12% over the third quarter of 2017. Our average total deposits during the first nine months of 2018 grew 9% compared to 2017. The increases in average deposit balances compared to 2017 periods were mainly due to the ASB acquisition.
During the third quarter, we were able to increase our capital position, as our earnings exceeded our dividends declared and paid. Compared to June 30, 2018, our common equity tier 1 capital ratio improved by 31 basis points to 13.3%. Our tier 1 capital ratio increased to 13.6%, while our total risk-based capital ratio grew to 14.3%, compared to June 30, 2018.

Our tangible equity to tangible assets ratio improved 7 basis points over June 30, 2018 and was down 32 basis points compared to September 30, 2017. Our tangible book value per common share increased to $17.44 compared to $17.17 at June 30, 2018 and $17.15 at September 30, 2017.
As Chuck already stated, we increased our quarterly dividend to 30 cents per share. This dividend rate represents a payout of 46% of third quarter’s earnings per diluted share. As we have demonstrated by our recent increases to dividends, we continue to monitor our capital position and performance in evaluating our quarterly dividend rate.
I will now turn the call back to Chuck for his final comments.
Mr. Chuck Sulerzyski: Thanks John.
We continue to focus on how to bring our appealing services to clients. From our front-line retail specialists providing the daily services to our customers, to our lenders, financial advisors, insurance consultants, and mortgage bankers we are committed to providing high quality service.
We strive to maintain our reputation, and are embarking on spreading the news within the ASB footprint. As we make referrals from one line of business to the next, I am confident that we can continue to grow our market share within the new geographic area.
As far as our results, we experienced several positives during the third quarter, compared to the linked quarter:

•	We generated considerable growth of 4% in total non-interest income, excluding net gains and losses;

•	We controlled our expenses, which were relatively flat, excluding acquisition-related expenses;

•	We experienced deposit growth of $91.9 million, or 3%, from June 30, 2018;

•	We reduced our classified assets by $7 million, or 12%, compared to June 30, 2018; and

•	We maintained a relatively low net charge-off rate at 10 basis points.
As we move into the fourth quarter, we anticipate the following results:

•	Annualized organic loan growth of 5% to 7%;

•	Quarterly credit costs similar to those recognized during the third quarter;

•	A net interest margin of approximately 3.70%;

•	Total non-interest income, excluding net gains and losses, of between $13 and $14 million;

•	Total non-interest expense similar to the third quarter of 2018;

•	A quarterly efficiency ratio between 60% and 62%;

•	A 19% effective federal income tax rate; and

•	Minimal acquisition costs related to ASB.
We would also like to provide some early guidance around 2019:

•	We expect point-to-point loan growth of 6 to 8%;

•
We expect an increase in credit costs in 2019. This expectation does not reflect any specific concern about our portfolio. Rather, it reflects a belief that the industry is enjoying unusually low charge-offs;

•	We believe net interest margin will be between 3.75% and 3.80% for the full year, which anticipates one rate increase during the remainder of 2018 and three rate increases in 2019;

•	Fee-based revenue growth is expected to be between 7 and 9%;

•	We expect total revenue growth to be in the upper single digits;

•	We expect non-interest expense growth to be in the mid single digits, including the impact of ASB;

•	Our target efficiency ratio for 2019 is between 59 and 61%.
We are pleased with the results we have been able to provide to our shareholders in recent quarters, along with the increase in our dividends. We believe in delivering reliable results, and improving our core business, while still having an appetite for acquisitions.
This concludes our commentary, and we will open the call for questions. Once again, this is Chuck Sulerzyski and joining me for the Q and A session is John Rogers, Chief Financial Officer. I will now turn the call back to the hands of our call facilitator.
Thank you.
Question and Answer Session
Facilitator: Thank you. We will now begin the question-and-answer session. [Facilitator Instructions] Scott Siefers, Sandler O'Neill.

Jeanie Dwinell: This is actually Jeanie on for Scott. So thank you for the color on the margin. So LIBOR was a headwind in the third quarter, and presumably that abates, but funding costs become more of an issue. So as you see them, what are the main puts and takes for the core margins going forward?

John Rogers: So I think you're definitely right. LIBOR, especially 1 and 3 months, which is what we're most sensitive to in the loan book, has shown some improvement late into September and into October. That'll be good. We did increase our deposit rates during the course of the third quarter. Which was reflective as the increases went into effect around August 1st. We still continue to believe that the deposit franchise is what will drive the valuation of this company, and we do not perceive to take the risk of trying to be too easy on deposit costs, so we decided to do a decent rise in our deposit costs. We don't foresee an increase in the fourth quarter at this point in time. Peoples has been a relatively consistent competitor on the consumer deposit pricing side. We will probably continue to see some pressure from our corporate customers, commercial clients, and public funds, but we've been more aggressive in managing that business and considering them to be solid relationships, more like a loan relationship. We have been adjusting pricing and having the right conversations with clients, so I think we're doing the right thing there as well. So, overall, I think we've gotten some benefit out of LIBOR. We're managing our deposit costs. I think our deposit betas have been relatively low compared to our competitors over the last year and a half, two years. The increase in the third quarter was just a little bit of a catch-up and we think we'll be able to manage appropriately going forward.

Jeanie Dwinell: And then on expenses, you had previously guided to $30 million per quarter in the second half. Does that still hold true in light of updated guidance?

John Rogers: Yes. I think we said expenses would be generally consistent. I think once you adjust for the acquisition costs and the pension settlement, we're right around that $30 million number.

Facilitator: Michael Perito, KBW.

Michael Perito: I've got a couple kind of relative questions for you guys. I guess first on the loan growth outlook for next year, 6% to 8% would suggest kind of an acceleration from the 5% to 7% for this year. Kind of an outlier, I would say, at least in some of the companies I cover, I mean, there's a bit more conservative commentary around competition especially, both from bank and non-bank lenders that are making it more challenging to get quality credits on the balance sheet, and I'm just curious, what are you guys seeing? Obviously, the pipeline commentary sounds good, but what are you guys seeing that gives you kind of some confidence to raise the loan growth guidance year-over-year for 2019 at this point?

Charles Sulerzyski: I think the 5% to 7% was the number for the fourth quarter. I think for the year, we'll be around that 6%. I think we've been 6% to 11% for the last five years. Our proposition is not really based on economic growth. It's based on the fact that we believe we can liberate clients and prospects from competitors, because the $5 million, $10 million, $15 million borrower is ignored at the six large banks that we primarily compete against. So as far as the credit quality comments, I think the credit statistics speak for themselves. Our credit statistics are certainly above the $1 billion to $10 billion peer universe. So we have a lot of faith in our go-to-market proposition. We're getting opportunities not only by commercial bankers being out in their markets, but we're also getting opportunities by insurance professionals and investment professionals, and I think those three businesses working in tandem with our retail people and the realization that there's not going to be new development in our area, there's not going to be new business expansion -- 85% to 90% of our loan growth is dependent, again, on stealing it from the competition, and as long as large institutions do the things that they do, we can find the $5 million, $10 million, $15 million customer that needs a little love and we can take care of them. And in some cases, we've got a client that we won in the third quarter that came to us -- a sizable client came to us at a 0.5% higher interest rate because they were tired of what they were living with at the large institutions. So I have confidence in the 6% to 8%, because I don't have any confidence that all of those competitors will do great things consistently. All of them are great companies, but, fortunately, in the markets where we are, two hours away from where they're located, we're not competing against them at their best.

Michael Perito: And then, just secondly, obviously the initial outlook for next year seems pretty favorable -- decent growth, good revenue growth, margins expanding from at least recent levels. As you look at the capital deployment options for Peoples right now, I mean, obviously you guys have used a dividend this year pretty aggressively as earnings have improved and the profitability has increased post tax reform, but as you think about some of the broader weakness in the bank stocks recently and the TC ratio, which seemingly will continue to grow almost towards 10% in the next couple years outside of any M&A -- I mean, do share repurchases kind of creep up into the board's discussions at all at this point? I mean, is it something that you guys are throwing around to try and broaden the capital deployment kind of tool bag, or are you still kind of anticipating mostly growth in dividends with the remaining powder being saved for M&A?

Charles Sulerzyski: I think at $33, I think that we'll continue to increase the dividend and to do M&A and to see if we can get a little bit more cash into some of the M&A deals. I don't know -- if the market goes down much further, I think that the share repurchases would come into play, but at $33, I don't see them coming into play.

Facilitator: Kevin Reevey, D.A. Davidson.

Kevin Reevey: So, Chuck, on the 7% to 9% fee income growth outlook for 2019, could you give us some clarity as to what line items you expect to gain the lion's share of that growth from? And then, also, could you talk about any synergies from the ASB deal that you see that could impact that growth?

Charles Sulerzyski: Yes, I think we'll see a lift in SBA, a continued lift in SBA. I think we'll see a lift in some of the Farmer Mac programs that we've been doing that will be incremental. In terms of ASB, we'll see some more mortgage fee income than what we've historically enjoyed through the mortgage business. And those in combination with what we're doing in insurance and investments is all positive.

John Rogers: I'd just add on that I still think we consider to have good growth in the trust and investments world, perhaps not as strong as we have had, which is close to double digits, but still a high single-digit respectable number. Chuck mentioned mortgage, which covers both of your questions. A lot of that, we will leverage that franchise we purchased from ASB, and I think we'll see good growth there. That growth does come with some of the expenses on the commission side, so there's somewhat of an offset there. That's what drives the expenses a little bit. And I still think we'll see good income in electronic banking. People still use their debit cards more and more all the time. So that's where we're seeing it, Kevin.

Kevin Reevey: And then speaking of electronic banking, does your 2019 outlook for your non-interest expense number -- does that also include any additional investments you may need to make in technology and digital in order to remain competitive?

Charles Sulerzyski: Yes, and consistent with our practice, we have been making investments ongoing. You know we have a new core system, we have a new mortgage system, we have a new dealer floor plan system. We are making all of the investments necessary to get all of our businesses competitive in a mobile and digital format over the next 12 to 36 months.

Kevin Reevey: Great. Thank you. Congratulations on a nice quarter.

Charles Sulerzyski: Thank you.

John Rogers: Thank you.

Facilitator: [Facilitator Instructions] Daniel Cardenas, Raymond James.

Daniel Cardenas: So maybe a little bit of color on the level of paydowns kind of coming into Q4. Are you beginning to see that slow? And is that -- okay, maybe some color as to what the normal level of paydowns and payoffs in any given quarter could look like.

Charles Sulerzyski: I'll just make a general comments about paydowns, and you see a lot of the banks reporting and complaining about paydowns. I think it's a compliment to the construct of our portfolio being less dependent on CRE that we're seeing less concern and able to put some loan growth up. We're going to have paydowns in the fourth quarter, like we do every quarter. Do I expect them to be any more or less? Not really. It's a part of the business. So I remain optimistic that we can have decent loan growth. I would make an editorial comment that you guys probably don't want to hear. I think some of the reactions to a bank missing loan growth for a quarter is overdone. We've been fortunate to avoid that now for a little over five years, but I'm sure sooner or later we'll have a flat quarter. But I wouldn't get too depressed about it. It's just what can a bank consistently do?

Daniel Cardenas: One quarter doesn't make a trend, right? And then maybe some color on the deposit growth side as you kind of project kind of that mid-single digit loan growth. Are your expectations for deposit growth to kind of keep pace on a percentage basis, or is that going to be a little bit more of a challenge?

Charles Sulerzyski: I think that growing deposits at the rate that we've been growing loans would be a little bit of a challenge. I think that it's a function of pricing. We're happy to see the loan-to-deposit ratio come down. We're optimistic as we look in the years ahead that we'll be able to do some acquisitions that may help with the funding side, but we're also doing more aggressive marketing and testing of different specials in different markets to see if we can selectively penetrate clients and prospects and do so in a way that's not damning to the overall cost of deposits.

Daniel Cardenas: And then as you think about deposit growth, I mean, I'm assuming that's going to be kind of market share takeaway as well, and maybe not so much from the bigger competitors, but are you seeing some increased competition from kind of your smaller brethren?

Charles Sulerzyski: You do, but I really don't think it's a factor. When I look at the market, I mean, one of the larger regionals that we compete against has been particularly aggressive. That's probably caused us more problems than any little bank doing something. A small bank doing something may hurt us around a branch or two or three, but across the footprint, it really has not been -- it has not yet been problematic.

Daniel Cardenas: And then a last question, maybe a little color on the M&A environment. What's that like right now? Are discussions perking up, or are they kind of quieting down?
Charles Sulerzyski: We're having discussions. We remain interested in the leasing business, we remain interested in the banking business, the insurance business. I think that I probably have had more conversations in the last, I don't know, four or five months than I probably had in the prior 12 months, so I think there's more stuff out there, and hopefully we can remain diligent to buying things at a good price, and I'm optimistic that we have not done our last deal.
Daniel Cardenas: Great. Thanks, guys. Good quarter.
Charles Sulerzyski: Thank you.
John Rogers: Thanks, Dan.
Facilitator: At this time, there are no further questions. Sir, do you have any closing remarks?
Mr. Sulerzyski: Yes, I want to thank everyone for participating. Please remember that our earnings release and a webcast of this call will be archived on peoplesbancorp.com, under the Investor Relations section.
Thanks for your time and have a good day.
Facilitator: The conference is now concluded. We want to thank you for attending today's presentation. At this time, you may now disconnect.